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                                  EXHIBIT 11.1
                                          ----

                             LOMAK PETROLEUM, INC.


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                     (In thousands, except per share data)



                                                                 Three Months Ended September 30,
                                                                 --------------------------------
                                                                     1994                1995
                                                                 ------------        ------------

 Average shares outstanding                                               9,069              11,939

 Net effect of conversion of warrants and stock options                     171                 191
                                                                    -----------         -----------
 Total primary and fully diluted shares                                   9,240              12,130
                                                                    ===========         ===========


 Net income                                                          $      722         $       897

   Less preferred stock dividends                                          (94)                (94)
                                                                    -----------         -----------

 Net income applicable to common shares                              $      628         $       803
                                                                    ===========         ===========

 Earnings per common share                                          $       .07        $        .07
                                                                    ===========         ===========


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